Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

IMAX CORPORATION
(Exact name of Registrant as specified in its charter)

Canada	98-0140269
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
2525 Speakman Drive
Mississauga, Ontario L5K 1B1
Canada
(905) 403-6500
(Address and telephone number of Registrant’s principal executive offices)
IMAX CORPORATION AMENDED & RESTATED STOCK OPTION PLAN
(Full title of the plans)
IMAX U.S.A. Inc.
110 E. 59th Street, Suite 2100
New York, NY 10022
(212) 821-0100
(Name, address and telephone number of agent for service)
Copies to:
Doreen E. Lilienfeld, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
(212) 848 7171
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
CALCULATION OF REGISTRATION FEE

Title of Securities to Be	Amount to Be	Proposed Maximum	Proposed Maximum	Amount of
Registered	Registered	Offering Price Per Security	Aggregate Offering Price	Registration Fee
Common Shares of IMAX Corporation (no par value) (1)	2,137,420	U.S. $3.22 (2)	$6,882,492.40	$270.48

(1)	Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional Common Shares that become deliverable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding Common Shares to be offered or sold pursuant to the plan.

(2)	Estimated solely for the purpose of calculating the registration fee. Such estimate is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices ($3.40 and $3.03, respectively) of IMAX Corporation Common Shares quoted on The NASDAQ Stock Market LLC on November 3, 2008.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the U.S. Securities Act of 1933, as amended (hereinafter, the “Securities Act”), and the “Note” to Part I of Form S-8.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference into this Registration Statement:
     (a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on March 14, 2008;
     (b) all other reports filed pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in clause (a) above, including the Registrant’s Quarterly Reports on Form 10-Q for the periods ending March 31, 2008, dated May 12, 2008, the period ending June 30, 2008, dated August 7, 2008, and the period ending September 30, 2008, dated November 6, 2008; and the Registrant’s Current Reports on Form 8-K dated February 1, 2008, March 18, 2008, May 9, 2008, May 12, 2008, June 18, 2008, August 7, 2008, September 26, 2008, and November 6, 2008; and
     (c) the description of the Registrant’s Common Shares (the “Common Shares”), registered under Section 12 of the Exchange Act, contained in the Registrant’s Registration Statement on Form 20-F/A No. 2 filed with the Commission on June 7, 1994, including any amendment or report filed for the purposes of updating such description.
          In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.
          Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
          The Company’s General By-law contains an indemnification of its directors/officers, former directors/officers and persons who have acted at its request to be a director/officer of an entity in which the Company is a shareholder or creditor, to indemnify them, to the extent permitted by the Canada Business Corporations Act, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by them in connection with any action, suit or proceeding in which the directors and/or officers are sued as a result of their service, if they acted honestly and in good faith with a view to the best interests of the Company. The nature of the indemnification prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay to counterparties. The Company has purchased directors’ and officers’ liability insurance. No amount has been accrued in the consolidated balance sheet as at September 30, 2008 with respect to this indemnity.
          The Registrant maintains directors’ and officers’ liability insurance with an aggregate policy limit of U.S. $70 million subject to a deductible of U.S. $100,000 for each claim other than U.S. securities law claims and U.S. $500,000 in respect of U.S. securities law claims.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.
          See Exhibit Index.
Item 9. Undertakings.
          (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;
provided, however; that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The undersigned Registrant hereby further undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Part III
SIGNATURES
          The Registrant. Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 10, 2008.

IMAX CORPORATION

By: Name:	/s/ Bradley J. Wechsler Bradley J. Wechsler
Title:	Co-Chairman of the Company, Co-Chief
Executive Officer and Director

POWER OF ATTORNEY
          Each of the undersigned whose signatures appears below hereby constitutes and appoints Bradley J. Wechsler and Robert D. Lister, either of whom may act individually, as his or her lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.
          Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on November 10, 2008.

Signature	Title

/s/ Bradley J. Wechsler	Co-Chairman of the Company,
Name: Bradley J. Wechsler	Co-Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Richard L. Gelfond	Co-Chairman of the Company,

Name: Richard L. Gelfond	Co-Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Neil S. Braun	Director

Name: Neil S. Braun

/s/ Kenneth G. Copland	Director

Name: Kenneth G. Copland

/s/ Garth M. Girvan	Director

Name: Garth M. Girvan

Signature	Title

/s/ David W. Leebron	Director

Name: David W. Leebron

/s/ Marc A. Utay	Director

Name: Marc A. Utay

/s/ Joseph Sparacio	Chief Financial Officer

Name: Joseph Sparacio	(Principal Financial Officer)

/s/ Jeffrey Vance	Controller

Name: Jeffrey Vance	(Principal Accounting Officer)

AUTHORIZED REPRESENTATIVE
          Pursuant to the requirements of Section 6(a) of the Securities Act, this Registration Statement has been signed on behalf of the Registrant by the undersigned, solely in their capacity as the duly authorized representatives of IMAX Corporation in the United States, in the City of New York, State of New York, on November 10, 2008.

IMAX U.S.A. INC.
By:	/s/ G. Mary Ruby
	Name:	G. Mary Ruby
	Title:	President

By:	/s/ Robert D. Lister
	Name:	Robert D. Lister
	Title:	Vice President

EXHIBIT INDEX

Exhibit No.	Description of Document

4.1	Articles of Amendment of IMAX Corporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q, for the quarter ended June 30, 2004).

4.2	Terms and Conditions of the IMAX Corporation Amended & Restated Stock Option Plan (incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement, filed with the Commission on April 28, 2008).

*5.1	Opinion of McCarthy Tétrault LLP, counsel to the Registrant, as to the validity and legality of the securities being registered.

*23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

*23.2	Consent of McCarthy Tétrault LLP.

*24	Powers of Attorney (included on signature page).

*	Filed herewith.

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